EXHIBIT 5.1

March 3, 2014

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montreal, Quebec Canada H3C 2M1

Ladies and Gentlemen:

We have acted as counsel to resolute Forest Products Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed offering of $600,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023 of the Company (the “Exchange Notes”) in exchange for up to $600,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023 of the Company originally issued on May 8, 2013 and outstanding as of the date hereof (the “Original Notes”), and of the related guarantees of the Exchange Notes (the “Guarantees”) made by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of May 8, 2013 (the “Indenture”), by and among the Company, the Subsidiary Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Exchange Notes, the Guarantees and the Indenture are referred to herein, each individually as a “Transaction Document” and collectively, as the “Transaction Documents.”

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by

ATLANTA        CHICAGO        HONG KONG        LONDON        NEW YORK        NEWARK        NORFOLK        ORANGE COUNTY        PORTLAND

RALEIGH        RICHMOND        SAN DIEGO        SHANGHAI        TYSONS CORNER        VIRGINIA BEACH        WASHINGTON, DC

Resolute Forest Products Inc.

March 3, 2014

the Company and the Guarantors); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company and the Guarantors); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company and the Guarantors), enforceable against such parties (other than the Company and the Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and the Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

The opinions expressed herein are limited solely to the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Various matters concerning the laws of the State of West Virginia are addressed in the opinion of Jackson Kelly PLLC, which has been separately provided to you by such firm in such firm’s capacity as special counsel to FD Powerco LLC, organized under the laws of West Virginia, which is being filed with the SEC as an exhibit to the Registration Statement. We express no opinion herein with respect to the matters addressed in the opinion of such counsel, and to the extent such opinion with respect to such matters are necessary to the opinions expressed in this opinion letter, we have, with your consent, assumed such matters.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion letter, we are of the opinion that:

1.

When the Exchange Notes have been duly authenticated by Wells Fargo Bank, National Association, in its capacity as Trustee, and duly executed and delivered on behalf of the Company as contemplated by the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Resolute Forest Products Inc.

March 3, 2014

2.	When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Guarantees will constitute valid and binding obligations of each Guarantor enforceable against such Guarantor in accordance with their terms.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to the Company and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP